MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is executed and effective on February 10, 2014, by and between Earth Dragon Resources, Inc., a publicly-traded Nevada corporation (the “Company”), and James Hays, John Simmonds, M.D. and Caleb DesRosiers (collectively, the “Managers”).

Recitals

A.                The Company and Managers desire to enter into an agreement pursuant to which Managers will be engaged to manage the day-to-day operations of the Company’s wholly-owned subsidiary, PlasmaGenix, Inc., a California corporation (“PG”) on the terms and conditions set forth in this Agreement.

B.                 Certain definitions are set forth in Section 4 of this Agreement.

Agreement

The parties hereto agree as follows:

1.                  Management.  The Company hereby engages Managers to manage the day-to-day operations of PG, and Managers agrees to serve the Company, during the Service Term (as defined in Section 1(f) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

(a)               Services.  During the Service Term, Managers shall have all the duties and responsibilities customarily rendered by:

James Hays, President and Chief Operations Officer

John Simmonds, M.D., Chief Medical Officer

Caleb DesRosiers, General Counsel and Chief Strategy Officer

of companies of similar size and nature and as may be reasonably assigned from time to time by the Board.  Managers will report directly to the Board of Directors of the Company.  Managers will devote best efforts and attention (except for vacation periods and periods of illness or other incapacity) to the business of PG and its Affiliates.  Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Manager’s obligations hereunder, Managers may: (i) serve as an officer, director or trustee of any charitable or non-profit entity; (ii) own a passive investment in any private company even if it directly competes with the Company and own up to 5% of the outstanding voting securities of any public company; (iii) serve as a director of up to two other companies so long as such companies do not compete with PG or the Company, or (iv) work in other businesses that do not compete with the Company.  Unless the Company and Managers agree to the contrary, Managers’ place of work shall be at the offices of PG; provided, however, that Managers will travel to such other locations of PG, the Company and its Affiliates as may be reasonably necessary in order to discharge his duties hereunder.  .

(b)               Salary, Bonus and Benefits.

i.                    Salary and Bonus.  During the Service Term, the Company will pay Managers an initial annual base salary (the “Annual Base Salary”) of up to $70,000, provided, however, that the Annual Base Salary shall be subject to review annually (at the end of each of fiscal year of the Company) by the Board for upward increases thereon.  Managers will be eligible to receive an annual bonus at the discretion of the Board of Directors.

Manager’s unpaid salary shall accrue until paid by the Company. A Manager may elect to terminate this Agreement and all obligations of Manager under this Agreement (except for the confidentiality of proprietary information provisions of Paragraphs 2 and 3 of this Agreement) if the Manager has not been paid salary for more than two months. Managers shall have the right, but not the obligation, to be paid all or a portion of his accrued and unpaid salary in shares of the Company’s common stock, on the following basis:

On the first business day of each calendar quarter, should Managers desire to convert his accrued and unpaid salary from the immediately preceding calendar quarter into shares of the Company’s common stock, Managers shall deliver to the Company a written notice (a “Salary Conversion Notice”) of his intent to have Managers pay such accrued and unpaid salary in shares of the Company’s common stock. Each Salary Conversion Notice shall set forth (1) the amount of accrued and unpaid salary to be converted into shares of the Company’s common stock and (2) the number of shares of the Company’s common stock which are to be issued to Managers based on the following formula:

Amount of accrued and unpaid salary from the immediately preceding calendar quarter divided by the Applicable Share Price (defined below) equals the number of shares to be issued to Managers. By way of example only, if Managers’ accrued and unpaid salary totals $1,000 and the Applicable Share Price is $.05, Employer would issue 20,000 shares of its common stock to Managers ($1,000 divided by $.05 equals 20,000 shares).

“Applicable Share Price” shall mean the average closing sale price of Managers’ common stock, as reported by the OTC Bulletin Board, for the last three (3) trading days of the subject calendar quarter.

The shareholders of PG shall be entitled to receive additional shares in the Company as part of the share exchange pursuant to the Share Exchange Agreement executed concurrently with this Agreement for milestones obtained by the Company of:

13,800,000 restricted common shares upon commencement of sales and marketing of

PlasmaNeu, PlasmaGen, and PlasmaPro; and

14,400,000 restricted common shares upon reinforcement of clinical data of Diabetic

Wounds; HIV-Associated Neuropathy and Orthopeadic Injuries (neck).

The shares shall be issued to such shareholders in the following percentages:

Plum Grove Investments Trust Dated January 1, 2014	51%
James Hays	20%
John O’Neil Simmonds	16-2/3%
Caleb DesRosiers	12-1/3%
TOTAL	100%

The Company plans to raise capital through the issuance of shares. The funds from stock offerings will be used for the following purposes:

$360,000 proceeds from Greg Lefever	$50,000 will be used for expenses of the Company, and the remaining $310,000 shall be paid to PG to be used in the business of PG as determined by its Managers.
$500,000 initial offering	$150,000 will be used for expenses of the Company, and the remaining $350,000 shall be paid to PG to be used in the business of PG as determined by its Managers.
$5 million offering	All of the proceeds shall be paid to PG to be used in the business of PG as determined by its Managers.

The funds paid to PG may be used by PG for (i) the salaries as described above; (ii) a license fee payable to Plan Grove Investments Trust (5% annual royalty, initial payment of $40,000 minimum annual royalties of $100,000); and (iii) any other business expenses as determined by the Managers of PG.

(c)                Termination.

i.                    Events of Termination.  Manager’s engagement with the Company shall cease upon:

(A)             Managers’ death;

(B)              Managers’ voluntary retirement;

(C)              Managers’ permanent disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties for a period of three (3) months in any twelve (12) month period and such permanent incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the Board in good faith based on competent medical advice in the event that the Company does not maintain disability insurance on Managers;

(D)             Termination by the Company by the delivery to Managers of a written notice from the Board that Managers have been terminated (“Notice of Termination”) with or without Cause.  “Cause” shall mean:

(1)               Managers (aa) conviction of a felony; (bb) Managers commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Subsidiaries; (cc) Managers misappropriation of material funds or assets of the Company for personal use; or (dd) Managers engagement in unlawful harassment or other discrimination with respect to the employees of the Company or its Subsidiaries;

(2)               Managers continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within thirty (30) days after Managers receives notice thereof from the Board;

(3)               Managers misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company;

(4)               Managers engaging in conduct constituting a breach of Sections 2 or 3 hereof that is not cured in full within fifteen (15) days, and is materially and demonstrably injurious to the Company, after  notice of default thereof, from the Company, as determined by a court of law.

In order for the termination to be effective: Managers must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his engagement for Cause.  Managers will then have the right, within ten (10) days of receipt of such notice, to file a written request for review by the Company.  In such case, Managers will be given the opportunity to be heard, personally or by counsel, by the Board, and a majority of the members of the Board must thereafter confirm that such termination is for Cause.  If a majority of the members of the Board do not provide such confirmation, the termination shall be treated as other than for Cause.  Notwithstanding anything to the contrary contained in this paragraph, Managers shall have the right after termination has occurred to appeal any determination by the Board that such termination was for Cause in accordance with the provisions of Section 7(f) hereof.

The delivery by the Company of notice to Managers that it does not intend to renew this Agreement as provided in Section 1(f) shall constitute a termination by the Company without Cause unless such notice fulfills the requirements of Section 1(c)(i)(D)(1), (2), (3) or (4) above; or

(E)              Managers’ voluntary resignation by the delivery to the Company and the Board of at least thirty (30) days written notice from Manager that Managers has resigned with or without Good Reason.  “Good Reason” shall mean Managers’ resignation from engagement with the Company within 30 days after the occurrence of any one of the following:

(1)               the failure of the Company to pay an amount owing to Managers hereunder after Managers has provided the Company and the Board with written notice of such failure and such payment has not thereafter been made within fifteen (15) days of the delivery of such written notice;

(2)               the relocation of Managers from the corporate headquarters metropolitan area (as  of the date of this agreement) without his consent;

The delivery by Managers of notice to the Company that he does not intend to renew this Agreement as provided in Section 1(f) shall constitute a resignation by Managers without Good Reason unless such notice fulfills the requirements of Section 1(c)(i)(E)(1)or (2) above.

ii.                  Date of Termination.  Date of Termination means (i) if the engagement is terminated for Cause, or by Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the engagement is terminated other than for Cause or Disability, the Date of Termination shall be the date on which the Employer notifies the Employee of such termination and (iii) if the Employees engagement is terminated by reason of death or disability, the date of Termination shall be the date of death or the disability effective date, as the case may be.

iii.                Rights on Termination.

(A)             In the event that termination is by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above) or by Managers with Good Reason, the Company will continue, for a period of six (6) months commencing on the effective date of the termination (the “Severance Period”), to pay Managers portion of the Annual Base Salary on regular salary payment dates.  During the Severance Period, the Company will also pay for Managers’ existing Company insurance coverage.  The payments of Annual Base Salary and insurance premiums in accordance with this Section 1(c)(iii)(A) are collectively referred to as “Severance Payments.” This Section 1(c)(iii)(A) shall not apply unless the Company and Managers have executed a contingent mutual release in a form mutually acceptable to both the Company and Managers and is subject to paragraph (e) below.  In addition, the Company will pay to Managers in a lump sum any accrued but unused vacation time.

(B)              If the Company terminates Managers’ engagement for Cause, or if Managers resigns without Good Reason (including by operation of the last paragraph of Section 1(c)(i)(E)), the Company’s obligations to pay any compensation or benefits under this Agreement (other than accrued but unused vacation time which shall be paid to Managers in a lump sum payment) and all vesting under all stock options held by Managers will cease effective as of the date of termination.  Managers’ right to receive any other health or other benefits, if any, will be determined under the provisions of applicable plans, programs or other coverages.

(C)              If Managers’ engagement terminates because of  Managers’ death or permanent disability, then Managers or his estate shall be entitled to any disability income or life insurance payments from any insurance policies (other than any  key man life insurance policy) paid for by the Company.  In addition, if such death or disability occurs while Managers is employed hereunder, for a period of six (6) months commencing on the date of such death or such disability is established, Managers or his estate shall be entitled to payment of portion of the Annual Base Salary on regular salary payment dates.

Notwithstanding the foregoing, the Company’s obligation to Managers for severance pay or other rights under either subparagraphs (A) or (B) above (the “Severance Pay”) shall cease if Managers is found by a court of law to be in material violation of the provisions of Sections 2 or 3 hereof.  Until such time as Managers has received all of his Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by the Company to Managers under this Agreement.

Mitigation. The Company’s obligation to continue to provide Managers with the Severance Payments pursuant to Section 1(c)(iii)(A) above and the benefits pursuant to the second sentence of Section 1(c)(iii)(C) above shall cease if Managers becomes employed as a senior Managers by a third party.

(d)               Liquidated Damages. The parties acknowledge and agree that damages which will result to Managers for termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination.  Managers agrees that, except for such other payments and benefits to which Managers may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that Managers may make by reason of termination of his engagement or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, Managers will execute a contingent mutual release of claims in a form reasonably satisfactory to both the Company and Managers.

(e)                Term of Engagement.  Unless Managers’ engagement under this Agreement is sooner terminated as a result of Managers’ termination in accordance with the provisions of Section 1(c) above, Managers’ engagement under this Agreement shall commence on September 18, 2013, and shall terminate on September 18, 2016 (the “Service Term”).

2.                  Confidential Information; Proprietary Information, etc.

(a)               Obligation to Maintain Confidentiality. Managers acknowledges that any Proprietary Information disclosed or made available to Managers or obtained, observed or known by Managers as a direct or indirect consequence of engagement with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or engagement with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Managers is receiving Severance Payments, are the property of the Company and its Affiliates.  Therefore, Managers agrees that he will not at any time (whether during or after Managers’ term of engagement) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Boards consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Managers’ acts or omissions to act. Managers agrees to deliver to the Company at the termination of his engagement, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after term of engagement), all Records which he may then possess or have under his control. Managers further agrees that any property situated on the Company’s or its Affiliates premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice.  Nothing in this Section 2(a) shall be construed to prevent Managers from using his general knowledge and experience in future engagement so long as Managers complies with this Section 2(a) and the other restrictions contained in this Agreement.

(b)               Ownership of Property. Managers acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information  (whether or not patentable) that relate to the Company’s or any of its Affiliates actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Managers (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records)

(“Work Product”) belong to the Company or such Affiliate and Managers hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.  Any copyrightable work prepared in whole or in part by Managers in the course of his work for any of the foregoing entities shall be deemed a work made for hire under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a work made for hire, Managers hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without  limitation, copyright in and to such copyrightable work.  Managers shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Managers’s term of engagement) to establish and confirm the Company’s or its Affiliates ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).  Notwithstanding anything contained in this Section 2(b) to the contrary, the Company’s ownership of Work Product does not apply to any invention that Managers develops entirely on his own time without using the equipment, supplies or facilities of the Company or its Affiliates or Subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that:  (a) relate to the business of the Company or its Affiliates or Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (b) result from any work that Managers performs for the Company or its Affiliates or Subsidiaries.

(c)                Third Party Information. Managers understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of Managers’s engagement and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, Managers shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)               Use of Information of Prior Employers, etc. Managers will abide by any enforceable obligations contained in any agreements that Managers has entered into with his prior employers or other parties to whom Managers has an obligation of confidentiality.

(e)                Compelled Disclosure. If Managers is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Managers will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Managers will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Managers disclose Proprietary Information or Third Party Information, and if Managers furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Managers may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Managers will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

3.                  Nonsolicitation.

(a)               Nonsolicitation. As long as Managers is an employee of the Company or any Affiliate thereof, and for twelve (12) months thereafter, Managers shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Affiliate at any time during the nine (9) month period immediately preceding the date of such Managers’s termination.

(b)               Acknowledgment. Managers acknowledges that in the course of his engagement with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. It is specifically recognized by Managers that his services to the Company and its Subsidiaries are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Managers as provided in this Section 3, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Managers hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Managers hereunder and that the Company would not enter this Agreement with Managers without the restriction of this Section 3. Managers further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company and its Subsidiaries conduct their business, do not deprive Managers of his livelihood.  Managers further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

(c)                Enforcement, etc.  If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because Managers’s services are unique, because Managers has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, without limiting the generality of

Section 7(g), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

(d)               Submission to Jurisdiction.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court.  The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4.                  Definitions.

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means the Company’s board of directors or the board of directors or similar management body of any successor of the Company.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.  Proprietary Information does not include any information which Managers has obtained from a Person other than an employee of the Company, which was disclosed to him without a breach of a duty of confidentiality.

“Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by Managers or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

5.                  Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:

If to Managers:

PlasmaGenix, Inc.
455 N. Prairie Ave.
Inglewood, CA 90301

if to Company, at:

J. Michael Johnson

Earth Dragon Resources, Inc.

7660 Fay-H Ave, Suite 312

La Jolla, CA 92037

with a copy (which shall not constitute notice) to:

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6.                  Managers’ Representations and Warranties.  Managers represents and warrants that he has full and authority to enter into this Agreement and fully to perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others, including, but not limited to, proprietary information rights or interfere with any agreements he has with any prior employee.  Managers further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with or result in a breach of this Agreement or which would in any manner interfere with the performance of his duties for the Company.

7.                  General Provisions.

(a)               Expenses. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)                Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)               Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

(e)                Successors and Assigns; Merger or Sale of Assets. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Managers, the Company and their respective successors and assigns; provided that the rights and obligations of Managers under this Agreement shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any Affiliate of the Company. In the event of a merger or the sale of all or substantially all of the assets of the Company, the acquiring company shall be bound by the terms of this Agreement.

(f)                Choice of Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Managers hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g)               Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)               Amendment and Waiver. The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company and the Managers.

(i)                 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the

Company’s chief Managers office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(j)                 Termination. This Agreement shall survive the termination of Managers’ engagement with the Company and shall remain in full force and effect after such termination.

(k)               No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(l)                 Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Managers in any amount or amounts considered available. Managers agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Managers hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(m)             Offset.  Whenever the Company or any of its Subsidiaries is obligated to pay any sum to Managers or any Affiliate or related person thereof pursuant to this Agreement, any bona fide debts that Managers or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment.

(n)               Indemnification and Reimbursement of Payments on Behalf of Managers.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Managers any federal, state, provincial, local or foreign withholding taxes, excise taxes, or engagement taxes (“Taxes”) imposed with respect to Managers’ compensation or other payments from the Company or any of its Subsidiaries or Managers’ ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(o)               Insurance and Indemnification.  For the period from the date of this Agreement through at least the third anniversary of the Managers termination of engagement from the Company, the Company shall maintain the Managers as an insured party on all directors and officers insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Managers with at least the same corporate indemnification as it provides to the peer Managers and officers and directors of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

EARTH DRAGON RESOURCES, INC., a Nevada corporation	“MANAGERS”
By: /s/Jason Sunstein Name: Jason Sunstein Title: Vice President and Director	By: /s/ James Hays Name: James Hays
By: /s/John O’Neil Simmonds Name: John O’neil Simmonds, M.D.
By: /s/Caleb DesRosiers Name: Caleb DesRosiers